Exhibit 10(b)

AMENDMENT TO
KAMAN CORPORATION 2003 STOCK INCENTIVE PLAN
(Adopted on October 12, 2010)

The Kaman Corporation 2003 Stock Incentive Plan (the “Plan”) is hereby amended as follows:
1. Section 16(h)(ii)(A) is amended and restated in its entirety to read as follows:
A)           the vesting periods of any and all Incentive Stock Options, Non Statutory Options, Stock Appreciation Rights and Restricted Stock Units granted and outstanding under the Plan shall immediately be accelerated;

2. Except as otherwise expressly provided by the preceding paragraphs, all of the terms, conditions and provisions of the Plan shall remain the same, and Plan, as amended hereby, shall continue in full force and effect.